Exhibit 99.2

AGCO Corporation
4205 River Green Parkway Duluth, GA USA 30096-2568
www.agcocorp.com
Telephone 770.813.9200
COMPANY NEWS RELEASE
FOR IMMEDIATE RELEASE
Monday, July 31, 2006

MEDIA CONTACT:	INVESTOR CONTACT:
Cheryl Thompson	Greg Peterson
Manager, AGCO Public Relations	Director, Investor Relations
770-232-8073	770-232-8229
cheryl.thompson@agcocorp.com	greg.peterson@agcocorp.com
AGCO Corporation Chairman Robert J. Ratliff Retires; Board Names Martin Richenhagen New Chairman
DULUTH, GA — July 31, 2006 — AGCO Corporation (NYSE: AG), a worldwide manufacturer and distributor of agricultural equipment, today announced that Robert J. Ratliff, Chairman of the Board of Directors, would be retiring from the AGCO Board effective August 15th, 2006 when he reaches the Company’s mandatory retirement age. Martin Richenhagen, the Company’s President and Chief Executive Officer, will assume the additional role of Chairman of the Board. The action completes the Board’s orderly succession plan that transitions leadership of the Company to the next generation of management.
Martin Richenhagen commented, “Bob Ratliff’s commitment to excellence and complete dedication to AGCO, our customers, employees and shareholders helped this Company become what it is today. AGCO will be forever grateful for his 16 years of vision, leadership and service, and we certainly wish him the best in his retirement.”
During his tenure, Mr. Ratliff guided the growth of AGCO from a small North American company into one of the world’s largest manufacturers of agricultural equipment. Mr. Ratliff led the management team that purchased Deutz-Allis Corporation in 1990 as part of the formation of the Company.
Over the past 16 years, AGCO was the major force behind industry consolidation. Under Mr. Ratliff’s leadership, AGCO acquired several of the most well-known and respected equipment brands in the industry. In 1994, AGCO purchased the worldwide holdings of Massey Ferguson, a perennial leader in global tractor sales. In 1997,

AGCO purchased Fendt, recognized as the leading technology innovator in the industry. AGCO acquired the leading application equipment company in the industry with the Ag-Chem purchase in 2001. In 2002, Mr. Ratliff led the acquisition of the Caterpillar agricultural track tractor business and the Challenger brand, which is the fastest growing brand of farm machinery in North America. In 2004, AGCO completed the purchase of Valtra, strengthening AGCO’s leadership position in Europe and South America. Mr. Ratliff guided the Company through a total of 21 acquisitions as it grew sales from $200 million in 1990 to over $5.4 billion in 2005.
Mr. Richenhagen has served as President and Chief Executive Officer since joining the Company in 2004.
     SOURCE: AGCO Corporation
About AGCO
Founded in 1990, AGCO Corporation (NYSE: AG) (www.agcocorp.com) is a global manufacturer of agricultural equipment and related replacement parts. AGCO offers a full product line including tractors, combines, hay tools, sprayers, forage, tillage equipment and implements, which are distributed through more than 3,600 independent dealers and distributors in more than 140 countries worldwide. AGCO products include the following well-known brands: AGCO®, Challenger®, Fendt®, Gleaner®, Hesston®, Massey Ferguson®, New Idea®, RoGator®, Spra-Coupe®, Sunflower®, Terra-Gator®, Valtra®, and White™ Planters. AGCO provides retail financing through AGCO Finance. The company is headquartered in Duluth, Georgia, and in 2005, had net sales of $5.4 billion.
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